Exhibit 99.1
Brightpoint Announces Relocation of Touchstone Wireless Operations
INDIANAPOLIS — May 17, 2011 — Brightpoint, Inc. (Nasdaq: CELL), a global leader in providing supply chain solutions to the wireless industry, today announced that it plans to relocate its Touchstone Wireless operations from Bristol, TN and consolidate the operations into its facilities in Fort Worth, TX and Plainfield, IN.
“The actions that we are taking to relocate our Bristol operations will accelerate our efforts to optimize operations, drive efficiencies, lower customer repair costs and reinforce Touchstone Wireless’ position as an industry leader in reverse logistics and repair services,” stated J. Mark Howell, President, Brightpoint Americas. “While the relocation of the Bristol operations was a difficult decision, it is a necessary step to position Touchstone Wireless for future growth. This decision in no way diminishes our commitment to reverse logistics and repair services. Rather, it solidifies our position as a preferred provider of fully-integrated, end-to-end, supply chain solutions to the wireless industry.”
The relocation of operations should be substantially complete by July 31, 2011, with any remaining tasks and transition activities to be completed by September 30, 2011. The Bristol facility will continue to operate and support customers while its business is transitioned over the next four months. The Company has notified its employees of the relocation and its intent is to provide job opportunities to any full-time employee who chooses to relocate. The Company will provide assistance to those employees who choose not to relocate.
The relocation will substantially grow operations in Fort Worth and Plainfield. The Company expects to add more than 200 jobs in Fort Worth and more than 100 jobs in Plainfield. In addition, Brightpoint expects to re-invest in and expand the Fort Worth facility to accommodate the additional operations and volumes. As part of the relocation, the Company expects to record a charge of approximately $3.0 million to $3.5 million between the second and third quarters for lease termination, employee and relocation related expenses.
About Brightpoint, Inc.
Brightpoint, Inc. (Nasdaq: CELL) is a global leader in providing end-to-end supply chain solutions to leading stakeholders in the wireless industry. In 2010, Brightpoint handled approximately 99 million wireless devices globally. Brightpoint’s innovative services include distribution channel management, procurement, inventory management, reverse logistics and repair services, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. Brightpoint has approximately 4,000 employees, as well as a significant number of temporary staff, and a global footprint covering more than 35 countries, including 13 Latin American countries through its investment in Intcomex, Inc. In 2010, Brightpoint generated revenue of $3.6 billion. Brightpoint provides distribution and customized services to over 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission, including Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

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Brightpoint, Inc.	Brightpoint, Inc.
Tom Ward	Carolyn Manco
Investor Relations	Media Relations
317-707-2745	317-707-2276